SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K

                                 Current Report

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934
                              the ("Exchange Act")

        Date of Report (date of earliest event reported): March 30, 2005


                           WESTSIDE ENERGY CORPORATION

             (Exact Name of Registrant as Specified in its Charter)

           Nevada                   000-49837                   88-0349241
(State or other jurisdiction (Commission File Number)        (I.R.S. Employer
      of incorporation)                                   Identification Number)


                        4400 Post Oak Parkway Suite 2530
                                Houston, TX 77027
               (Address of Principal Executive Offices) (Zip Code)


                                  (713) 979-2660
              (Registrant's Telephone Number, Including Area Code)

Section 5         Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

                  On March 30, 2005, our then serving members of the Board of Directors held a special meeting during which they unanimously elected to expand the number of members of our board of directors from two (2) to five (5) directors as is expressly permitted under Article 4 of our Amended and Restated Bylaws dated June 1, 2000. On March 30, 2005, these board members nominated and elected Douglas G. Manner, John T. Raymond and Herbert C. Williamson to fill the newly-created board positions to serve in such capacity until their respective successors are duly elected and qualified. Each of Messrs. Manner, Raymond and Williamson were also elected to the Board of Directors' newly-established audit and compensation committees.

         Douglas G. Manner is currently acting as Senior Vice President and Chief Operating Officer of Kosmos Energy, LLC, which is a private energy company exploring for oil and gas in the offshore regions of West Africa. Mr. Manner joined Kosmos Energy in January 2004. Prior to Kosmos Energy, Mr. Manner acted as President and Chief Operating Officer of White Stone Energy, a Houston based oil and gas advisory firm from August 2002 until December, 2003. From May 2001 until June 2002, Mr. Manner served as Chairman and Chief Executive Officer of Mission Resources, and he previously served as Chief Executive Officer and President of Bellwether Exploration, one of Mission's predecessor companies, from June 2000 until May 2001. Mr. Manner was named Chairman of the Board at Bellwether in December 2000. Bellwether was comprised of core domestic assets as well as operations in Ecuador and the Ukraine. Mr. Manner joined Bellwether in May 2000 from Gulf Canada Resources Limited where he served as Vice President and Chief Operating Officer from July 1998 through May 2000. Mr. Manner's previous experience includes 15 years (1981 through 1996) with Ryder Scott Petroleum Engineers, an international independent reservoir engineering firm. He joined the company as a consulting reservoir engineer in 1981. Mr. Manner has served on the boards of directors for Gulf Midstream Service, ROC Oil and Petrovera Energy Company. In addition to the serving on our board, Mr. Manner also serves on the Board of Managers of White Stone Energy, and the Board of Directors of Resolute Energy and Blizzard Energy. Mr. Manner received a Bachelor's of Science degree in mechanical engineering from Rice University in 1977. He is a professional engineer certified by the Texas Board of Professional Engineers, and heis a member of the Society of Petroleum Engineers.

         John T. Raymond has been a director and the Chief Executive Officer of Vulcan Energy Corporation since July 2004. Mr. Raymond has served as President and Chief Executive Officer of Plains Resources Inc. since December 2002. Prior thereto, Mr. Raymond served as Executive Vice President and Chief Operating Officer of Plains Resources from May 2001 to November 2001 and President and Chief Operating Officer since November 2001. Mr. Raymond also served as President and Chief Operating Officer of Plains Exploration and Production from December 2002 to March 2004. Mr. Raymond has served as a director of Plains All American since June 2001. He was Director of Corporate Development of Kinder Morgan, Inc. from January 2000 to May 2001. He served as Vice President of Corporate Development of Ocean Energy, Inc. from April 1998 to January 2000. He was Vice President of Howard Weil Labouisse Friedrichs, Inc. from 1992 to April 1998.

         Herbert C. Williamson has over 30 years of experience in the oil and gas industry and investment banking business. He has served on the board of Mission Resources Corp. since November of 2002. From April 1997 to February 2002, Mr. Williamson served as director of Pure Resources, Inc. and its predecessor, and during this tenure he served as chairman of the special committee in connection with the tender offer made by Unocal. From September 2000 through March 2003, he was also a director of Southwest Royalties, Inc. and during this tenure he was chairman of the independent directors committee for that company's sale to Clayton Williams Energy. Since 1996, Mr. Williamson has also served as a director of Merlon Petroleum Company, a private oil and gas company engaged in exploration and production in East Texas and Egypt, and Mr. Williamson had previously served as the chief financial officer of this company. From April 1985 through April 1995, Mr. Williamson served as vice chairman and executive vice president for Parker & Parsley Petroleum Company, now Pioneer Natural Resources Company, and fromOctober 1998 to April 1999, he served as chief financial officer with Seven Seas Petroleum. From April 1995 through May 1999, Mr. Williamson was an investment banker with Petrie Parkman & Company and prior to that he was a director in the Energy Group at C S First Boston. He currently serves as a Colonel in the U.S. Army Reserve. Mr. Williamson earned a bachelor of arts degree from Ohio Wesleyan University and a master of business administration from Harvard University.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       WESTSIDE ENERGY CORPORATION
                                       (Registrant)


Date March 30, 2005
                                       /s/ Jimmy D. Wright
                                       ---------------------------
                                       Jimmy D. Wright, Chief Executive Officer
                                       (Signature)